Exhibit 99.1

Dynatronics Announces Financial Results for Second Fiscal Quarter 2019

Cottonwood Heights, Utah (February 13, 2019) – Dynatronics Corporation (NASDAQ:DYNT), a leading provider of physical therapy, rehabilitation, and athletic training products, today announced financial results for its second quarter of fiscal year 2019.

Net sales for the quarter decreased $2.6 million, or 14.6 percent, to $15.4 million, compared to $18.1 million in the same period of the prior year. Gross profit for the quarter decreased $1.1 million, or 18.9 percent, to $4.7 million. The lower revenue and gross profit are reflective of general softness in demand in our direct sales channel, transitions in our sales force, and our product rationalization strategy. Gross margin for the quarter was 30.3 percent, compared to 31.9 percent in the same period of the prior year. The lower gross margin was driven by a larger portion of our products sold through our third-party distribution partners, as we have experienced lower direct sales and eliminated several unproductive or unprofitable direct sales territories.

“Our management team is steering our business through a transformative period,” said Dr. Christopher R. von Jako, CEO of Dynatronics Corporation. “Targeted reductions in personnel, product rationalizations, and other margin improvement projects are designed to improve profit and cash flow longer term in each of our channels.”

Net loss for the quarter ended December 31, 2018 was approximately $441,000, compared to a net income of $14,000 for the quarter ended December 31, 2017. The decrease in net income includes a non-cash income tax provision of $204,000 related to a temporary book to tax difference associated with the amortization of goodwill for tax purposes.

Net loss applicable to common stockholders for the quarter ended December 31, 2018 was approximately $644,000 compared to a loss of $1.3 million for the quarter ended December 31, 2017. The improvement in net loss attributable to common stockholders is primarily due to a $1.0 million reduction in deemed dividends associated with the issuance of preferred stock and warrants, and a reduction of $102,000 in preferred stock dividends.

“We continue to generate positive operating cash flow and to make meaningful changes to ensure we have the right product portfolio with the right teams in place to lead Dynatronics into the future,” explained Dr. von Jako. “We continue our commitment to partnering with our customers by providing restorative products to realize our shared vision of improving the lives of patients.”

Conference Call

Dynatronics has scheduled a conference call for investors on February 13, 2019, at 8:30 AM ET. Those wishing to participate should call (866) 682-6100 (U.S./Canada callers) or (862) 298-0702 (international callers). A replay will be available by dialing (877) 481-4010, Pin 42850.

About Dynatronics Corporation

Dynatronics is a medical device company committed to providing high-quality restorative products designed to accelerate one to their optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company is headquartered in greater Salt Lake City, Utah, and its products are marketed under a portfolio of brands including Bird & Cronin®, Dynatron Solaris®, Hausmann, Physician’s Choice®, and PROTEAM™. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company's expectations and similar statements, including, for example, the statement regarding the improving profitability of the company’s Therapy Products Division in fiscal year 2019 and beyond. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, competitive factors, inventory risks due to shifts in market demand, market demand for our products, and availability of financing at cost-effective rates. The contents of this press release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended June 30, 2018 which was filed on September 27, 2018.

The following is a summary of operating results for the quarter and six months ended December 31, 2018 and 2017 and balance sheet highlights as of December 31, 2018 and June 30, 2018.

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except share and per share amounts

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales	$15,440	$18,081	$32,506	$30,879
Cost of sales	10,760	12,311	22,279	20,770
Gross profit	4,680	5,770	10,227	10,109

Selling, general, and admin. expenses	4773	5,663	10,269	9,738
Other (income) expense, net	144	93	(121)	158
Income (loss) before income taxes	(237)	14	79	213
Income tax (provision) benefit	(204)	0	(204)	0
Net (loss) income	(441)	14	(125)	213

Deemed dividend on convertible preferred stock and accretion of discount	0	(1,024)	0	(1,024)
Preferred stock dividend, cash	0	(105)	0	(105)
Convertible preferred stock dividend, in common stock	(203)	(200)	(390)	(387)
Net loss attributable to common stockholders	$(644)	$(1,315)	$(515)	$(1,303)
Net loss attributable to common stockholders per common share – basic and diluted	$(0.08)	$(0.23)	$(0.06)	$(0.25)
Weighted-average common shares outstanding – basic and diluted	8,193,324	5,735,159	8,176,877	5,241,604

Balance Sheet Highlights
In thousands

	Dec. 31, 2018	June 30, 2018

Cash and cash equivalents	$524	$1,696
Trade accounts receivable	6,931	7,811
Inventories, net	10,435	10,988
Prepaid & other	630	927
Total current assets	$18,520	$21,422

Accounts payable	$3,091	$3,413
Accrued payroll and benefits expense	1,270	1,929
Accrued expenses	1,050	830
Other current liabilities	752	747
Line of credit	5,148	6,286
Current portion of acquisition holdback and earn-out liability	967	1,380
Total current liabilities	$12,278	$14,585

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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